Exhibit 8.1

List of Principal Subsidiaries and Consolidated Affiliated Entities

Subsidiaries:

Baidu Holdings Limited — Incorporated in the British Virgin Islands

Baidu (Hong Kong) Limited — Incorporated in Hong Kong

Baidu Online Network Technology (Beijing) Co., Ltd. — Incorporated in the PRC

Baidu (China) Co., Ltd. — Incorporated in the PRC

Baidu.com Times Technology (Beijing) Co., Ltd. — Incorporated in the PRC

Baidu International Technology (Shenzhen) Co., Ltd. — Incorporated in the PRC

Qiyi.com, Inc. — Incorporated in the Cayman Islands

Beijing QIYI Century Science & Technology Co., Ltd. — Incorporated in the PRC

Baidu Cloud Computing Technology (Beijing) Co., Ltd. — Incorporated in the PRC

Consolidated Affiliated Entities:

Beijing Baidu Netcom Science Technology Co., Ltd. — Incorporated in the PRC

Beijing Perusal Technology Co., Ltd. — Incorporated in the PRC

Beijing iQIYI Science & Technology Co., Ltd. — Incorporated in the PRC

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